Exhibit 99.1

INVENSENSE® ANNOUNCES THIRD QUARTER RESULTS

•	Third Quarter of Fiscal 2012 Net Revenues: $41.2 Million

•	Third Quarter of Fiscal 2012 Net Income: $10.6 Million

SUNNYVALE, California, January 26, 2012 – InvenSense, Inc. (NYSE: INVN), the leading provider of MotionTracking™ devices for consumer electronics, today announced quarterly results for the quarter ended January 1, 2012. For the third fiscal quarter of 2012, net revenue was $41.2 million, up 52 percent from the third quarter of fiscal 2011. Net revenue for the first nine months of 2012 was $119.9 million, up 65 percent from $72.7 million for the same period in 2011.

Net income for the third quarter of fiscal 2012 was $10.6 million, compared with net income of $4.7 million in the third quarter of fiscal 2011, an increase of 124 percent. For the first nine months of fiscal 2012, net income was $31.1 million, an increase of 357 percent over $6.8 million during the same period in 2011. Diluted earnings per share attributable to common stockholders* and diluted pro forma earnings per share** for the third quarter of fiscal 2012 was $0.10 per share and $0.13 per share, respectively, compared to $0.05 per share and $0.06 per share, respectively, for the same period of 2011.

Cash flow from operating activities during the first nine months of 2012 was $33.6 million, up 586 percent compared with cash flow from operating activities of $4.9 million during the same period in the prior fiscal year. InvenSense ended the quarter with $139.6 million in cash and cash equivalents and short-term investments.

Management Qualitative Comments

“This was an exciting quarter for InvenSense and all of its employees and shareholders, with our initial public offering on the New York Stock Exchange,” said Steven Nasiri, CEO, Chairman, and Founder, “We had strong revenue growth, despite a difficult global economic environment. We met our target profitability, reporting net income as a percentage of our net revenue of 26%. During our fiscal third quarter, we marked two significant milestones: first, we announced the World’s Smallest Dual-Axis Gyroscopes for Optical Image Stabilization in SmartPhones, and second, we began revenue shipments of our integrated 6-axis MPU-6050 products. Additionally, we introduced the World’s First Integrated 9 -Axis MotionTracking Device in early January, solidifying our technology leadership for motion-interface in the consumer electronics market.”

*	Diluted net income per share attributable to common stockholders is computed by dividing net income attributable to common stockholders, calculated as net income less income allocable to the rights of Series A, Series B and Series C convertible preferred stock holders for the period prior to their conversion upon our initial public offering, by the weighted average number of common shares outstanding, including unvested restricted stock, and potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method.
**	Pro forma diluted net income per share was computed to give effect to the conversion of the Series A, Series B, and Series C convertible preferred shares and certain preferred stock warrants both using the as-if converted method into common shares as if the conversion had occurred as of the beginning of each period presented.

Third Quarter Earnings Conference Call

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the quarter’s results and management’s current business outlook. To listen to the conference call, please dial (866) 730-5763 ten minutes prior to the start of the call, using the passcode 70308100. International callers, please dial (857) 350-1587. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 and enter passcode 75750370. International callers please dial (617) 801-6888. The conference call will also be available via a live webcast on the investor relations section of InvenSense’s web site at http://www.invensense.com. An archived webcast replay will be available on the web site for three months.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section of this press release, including potential future sales of our newly announced and introduced products and the potential for the continued technology leadership of MotionTracking™ devices in providing motion-tracking solutions in the consumer electronics. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the continued adoption of motion tracking and motion sensing as an interface in consumer electronics products, our achievement of design wins, consumer acceptance of our customers’ products that incorporate our solutions, intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; our lack of long-term supply contracts and dependence on limited sources of supply; our ability to continue to develop and introduce new and enhanced products on a timely basis; and potential decreases in average selling prices for our products, as well as changes in economic conditions in our markets and other risk factors discussed in documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense’s SEC filings are posted on the company’s website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About InvenSense

InvenSense (NYSE: INVN) is the leading provider of MotionTracking™ devices for the consumer electronics market. The company’s patented and patent-pending MotionFusion™ technology and Nasiri-Fabrication™ platform address the emerging needs of many mass-market consumer applications including smart phones, tablets, gaming devices, optical image stabilization, and remote controls for smart TVs, that require improved performance, enhanced features, and new and more intuitive motion and gesture-based motion-interface solutions. InvenSense is headquartered in Sunnyvale, California. More information can be found at http://www.invensense.com.

For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

408.988.7339 x285

dalmoslino@invensense.com

© 2012 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, Nasiri-Fabrication, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	January 1, 2012	December 26, 2010	January 1, 2012	December 26, 2010
Net revenue	$41,229	$27,170	$119,890	$72,695
Cost of revenue	18,538	11,827	52,919	33,014

Gross profit	22,691	15,343	66,971	39,681
Operating expenses:
Research and development	4,758	3,792	14,099	11,380
Selling, general and administrative	4,427	4,863	12,836	11,478

Total operating expenses	9,185	8,655	26,935	22,858

Income from operations	13,506	6,688	40,036	16,823
Other income (expense):
Change in fair value of warrant liabilities	—	—	—	(4,025)
Other income (expense), net	(43)	(16)	166	(1)

Other income (expense) — net	(43)	(16)	166	(4,026)

Income before income taxes	13,463	6,672	40,202	12,797
Income tax provision	2,887	1,955	9,147	5,998

Net income	10,576	4,717	31,055	6,799
Net income allocable to preferred stockholders	5,157	3,684	20,618	5,631

Net income attributable to common stockholders	$5,419	$1,033	$10,437	$1,168

Basic	$0.11	$0.06	$0.36	$0.07

Diluted	$0.10	$0.05	$0.34	$0.06

Weighted average shares outstanding in computing net income per share attributable to common stockholders:
Basic	49,890	17,815	28,770	17,575

Diluted	55,294	22,281	33,591	22,144

Pro forma net income per share of common stock:
Basic	$0.14	$0.07	$0.44	$0.10

Diluted	$0.13	$0.06	$0.40	$0.09

Weighted average shares outstanding pro forma:
Basic	74,541	68,126	70,976	67,886

Diluted	80,416	74,143	76,696	74,021

Supplemental Information - stock-based compensation expenses included in:
Cost of revenue	$78	$71	$237	$203
Research and development	349	235	995	693
Selling, general and administrative	474	238	1,275	676

Total employee stock-based compensation expense	$901	$544	$2,507	$1,572

INVENSENSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	January 1, 2012	April 3, 2011
Assets
Current assets:
Cash and cash equivalents	$130,127	$28,795
Short-term investments	9,516	9,280
Accounts receivable	10,245	9,765
Inventories	16,059	15,208
Prepaid expenses and other current assets	2,930	2,249

Total current assets	168,877	65,297
Property and equipment, net	3,912	3,492
Restricted time deposit	188	194
Other assets	3,135	1,763

Total assets	$176,112	$70,746

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,594	$6,687
Accrued liabilities	6,944	4,307
Long-term debt — current portion	27	18

Total current liabilities	11,565	11,012
Long-term debt	29	16
Other long-term liabilities	2,690	577

Total liabilities	14,284	11,605
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value — no shares issued and outstanding at January 1, 2012, 8,060 shares authorized and 8,000 shares issued and outstanding (aggregate liquidation value of $8,000) at April 3, 2011	—	9,019
Series B convertible preferred stock, $0.001 par value — no shares issued and outstanding at January 1, 2012, 6,566 shares authorized and 5,920 shares issued and outstanding (aggregate liquidation value of $11,000) at April 3, 2011	—	22,341
Series C convertible preferred stock, $0.001 par value — no shares issued and outstanding at January 1, 2012, 15,510 shares authorized and 15,510 shares issued and outstanding (aggregate liquidation value of $19,000), at April 3, 2011	—	18,881
Common stock, $0.001 par value — 750,000 shares authorized; 79,441 shares issued and outstanding at January 1, 2012, 18,005 shares issued and outstanding at April 3, 2011	127,631	5,762
Accumulated other comprehensive income	5	1
Retained earnings	34,192	3,137

Total stockholders’ equity	161,828	59,141

Total liabilities and stockholders’ equity	$176,112	$70,746

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	January 1, 2012	December 26, 2010
Cash flows from operating activities:
Net income	$31,055	$6,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,465	1,329
Loss (gain) on disposal of property and equipment	(160)	74
Stock-based compensation expense	2,507	1,642
Change in fair value of warrant liability	—	4,025
Deferred income tax assets	175	393
Write-off of deferred offering costs	—	1,388
Changes in operating assets and liabilities:
Accounts receivable	(536)	(4,661)
Inventories	(851)	(6,571)
Prepaid expenses and other current assets	(585)	341
Other assets	(1,603)	(358)
Accounts payable	(2,297)	(1,707)
Accrued liabilities	4,393	2,215
Advances from customer	—	(16)

Net cash provided by operating activities	33,563	4,893

Cash flows from investing activities:
Purchase of property and equipment	(1,669)	(2,001)
Proceeds from the sale of property and equipment	188	—
Sale of available for sale investments	7,793	141
Purchase of available for sale investments	(8,025)	(5,233)
Changes in restricted time deposits	—	(88)

Net cash used in investing activities	(1,713)	(7,181)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting commissions	69,750	—
Net proceeds from issuance of preferred stock	499	—
Proceeds from issuance of common stock	969	582
Offering costs	—	(1,388)
Proceeds from long-term debt and capital lease obligations	—	43
Payments of long-term debt and capital lease obligations	(19)	(353)
Payments of IPO expenses	(1,717)	—
Refund from refundable customer advances	—	(4,000)

Net cash provided by (used in) financing activities	69,482	(5,116)

Net increase (decrease) in cash and cash equivalents	101,332	(7,404)
Cash and cash equivalents:
Beginning of period	$28,795	$22,394

End of period	$130,127	$14,990
Supplemental disclosures of cash flow information:
Cash paid for interest	$22	$16

Cash paid for income taxes	$6,586	$6,235

Noncash investing and financing activities:
Unpaid accounts payable for property and equipment purchased	$204	$261

Unrealized gain (loss) from available for sale investments	$5	$24

Fixed assets acquired under capital leases	$40	$43

Unpaid deferred offering costs	$357	$21

Reclassification of warrants from liabilities to equity	$—	$11,877